Exhibit 99.3

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On December 9, 2008, GigOptix LLC completed a merger with Lumera Corporation (the Lumera Transaction), a company established to develop, manufacture and market devices using proprietary polymer materials and formed GigOptix, Inc (GigOptix or the Company). The merger was consummated to extend GigOptix LLC’s commercialization strategy, product platform and sales and marketing channels, while leveraging Lumera’s proprietary polymer research and development expertise and modulator product platform to become an industry leader in the delivery of electronic engines for optically connected communications systems. In accordance with business combination accounting literature, GigOptix LLC was determined to be the acquiring entity for purposes of applying the purchase method of accounting. Accordingly, the historical financial statements of GigOptix LLC became the historical financial statements of the Company. The net assets, including identifiable tangible and intangible assets and liabilities of Lumera as of the effective time of the Lumera Transaction were recorded at their respective fair values. The results of operations of Lumera were included in the results of operations of the Company, beginning December 10, 2008.

On November 9, 2009, GigOptix completed an acquisition of ChipX, Inc., (the ChipX Transaction), a privately-held fabless supplier of analog and mixed signal custom Application Specific Integrated Circuits (ASICs). The ChipX Transaction provides the Company with a rich portfolio of intellectual property and complementary skills that will enable GigOptix to develop new products to expand its offering to the optically connected market. Under the terms of the ChipX Transaction, ChipX stockholders received, in aggregate, 3,540,946 shares of GigOptix common stock. The net assets, including identifiable tangible and intangible assets and liabilities, including interest bearing debt of ChipX assumed by the Company as of the effective time of the ChipX Transaction, were recorded at their respective fair values.

On November 12, 2009, in connection with the ChipX Transaction, the Company entered into a loan and security agreement with ChipX’s existing lender, Bridge Bank N.A. (Bridge Bank). Pursuant to the agreement, the Company is entitled to borrow from Bridge Bank up to $4.0 million on a revolving accounts receivable credit line, subject to limits based on the Company’s eligible accounts as determined by Bridge Bank. In connection with this amendment, the Company issued a warrant to Bridge Bank to purchase approximately 59,000 shares of common stock, which expires on November 12, 2016.

The following unaudited pro forma condensed combined balance sheet as at October 4, 2009 assumes the ChipX Transaction had been completed on October 4, 2009 and combines the unaudited condensed consolidated balance sheet of GigOptix as of October 4, 2009 with the unaudited condensed consolidated balance sheet of ChipX as at September 30, 2009. The historical balance sheet of GigOptix as of October 4, 2009 already includes the purchase accounting effects of the Lumera Transaction, which closed in December 2008. Accordingly, no pro forma adjustments were made to the unaudited pro forma combined condensed balance sheet related to the purchase accounting for the Lumera Transaction.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and for the nine months ended October 4, 2009, assume the ChipX Transaction and the Lumera Transaction occurred on January 1, 2008. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 combines GigOptix’s audited consolidated statement of operations for the year ended December 31, 2008 with Lumera’s unaudited consolidated statement of operations from January 1, 2008 to December 9, 2008 and with ChipX’s audited consolidated statement of operations for the year ended December 31, 2008. The unaudited pro forma condensed combined statement of operations for the nine months ended October 4, 2009 combines GigOptix’s unaudited condensed consolidated statement of operations for the nine months ended October 4, 2009 with ChipX’s unaudited condensed interim consolidated statement of operations for the nine months ended September 30, 2009.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Data;

•

Audited historical consolidated financial statements of GigOptix for the fiscal year ended December 31, 2008, included in GigOptix’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, filed on May 1, 2009, and unaudited historical condensed consolidated financial statements of GigOptix as of and for the nine months ended October 4, 2009, included in GigOptix’s Form 10-Q, filed on November 18, 2009 for fiscal quarter ended October 4, 2009, which are incorporated by reference into this Form 8-K/A; and

•

Separate audited historical consolidated financial statements of ChipX as of and for the year ended December 31, 2008 and unaudited condensed interim consolidated financial statements of ChipX as of and for the nine months ended September 30, 2009 included in this Form 8-K/A.

The Lumera Transaction has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. The total purchase price of the Lumera Transaction, calculated as described in Note 1 to this unaudited pro forma condensed combined financial data, has been allocated to the net tangible and intangible assets and liabilities based on their estimated fair values.

The ChipX Transaction has been accounted for under the acquisition method in accordance with the accounting guidance for business combinations and noncontrolling interests. Under the ChipX Transaction, the acquired assets and assumed liabilities have been recognized at their fair values. The determination of the fair values related to the ChipX Transaction is preliminary, pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on the ChipX financial information as of September 30, 2009 and are preliminary estimates of purchase consideration and fair values attributable to the ChipX Transaction, the actual amounts recorded for the ChipX Transaction may differ from the information presented. The estimation of fair values and other purchase accounting aspects are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and finalization of the actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of ChipX’s operations from October 1, 2009 through the ChipX Transaction completion date, which was November 9, 2009. A final determination of fair values will be based on the actual tangible and intangible assets and liabilities of ChipX that exist on that date.

The unaudited pro forma condensed combined financial data does not include any adjustments for:

•	Any integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known, or

•	Any operating efficiencies or costs savings as these cannot be sufficiently or reliably estimated.

Furthermore, the unaudited pro forma condensed statements of operations do not include any adjustments for the following items, due to their non-recurring nature:

•	Severance and other Change in Control payments amounting to approximately $1.0 million related to the ChipX Transaction.

•	Effects on cost of revenue resulting from the fair value adjustment to inventories of $119,000, described in Note 3(b) below.

The unaudited pro forma condensed combined financial data presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Lumera Transaction and ChipX Transaction had been completed on the dates indicated, nor is it indicative of future operating results or financial position.

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF OCTOBER 4, 2009

	GigOptix, Inc. October 4 2009	ChipX, Inc. September 30, 2009	ChipX Transaction Adjustments		Pro Forma Combined
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,814	$3,136	$—		$5,950
Accounts receivable, net	2,990	1,502	—		4,492
Inventories	997	702	119	(b)	1,818
Prepaid and other current assets	970	725	—		1,695

Total current assets	7,771	6,065	119		13,955
Property and equipment, net	898	365	426	(c)	1,689
Intangible assets, net	859	193	4,524	(a)	5,576
Goodwill	—	31	8,317	(e)	8,348
Restricted cash	749	—	—		749
Severance pay fund	—	836	—		836
Other assets	354	279	—		633

Total assets	$10,631	$7,769	$13,386		$31,786

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,529	$2,205	$—		$3,734
Accrued and other current liabilities	1,312	1,176	2,923	(f)	5,411
Line of credit	—	864	1,064	(k,l)	1,928
Long-term loan, current portion	—	1,216	(1,216	)(l)	—
Capital lease, current portion	—	28	—		28
Deferred revenue	—	473	(239	)(d)	234

Total current liabilities	2,841	5,962	2,532		11,335
Noncurrent liabilities	211	2,253	—		2,464

Total liabilities	3,052	8,215	2,532		13,799

Redeemable convertible preferred stock	—	60,795	(60,795	)(i)	—

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value	5	—	4	(h)	9
Additional paid-in capital	69,170	202	12,339	(h,k)	81,711
Stockholders’ notes receivable	—	(202)	202	(g)	—
Accumulated deficit	(61,773)	(61,241)	59,104	(j)	(63,910)
Accumulated other comprehensive income	177	—	—		177

Total stockholders’ equity (deficit)	7,579	(61,241)	71,649		17,987

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$10,631	$7,769	$13,386		$31,786

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial data.

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 4, 2009

(in thousands, except per share amounts)	GigOptix, Inc. Nine months ended October 4, 2009	ChipX, Inc. Nine months ended September 30, 2009	ChipX Transaction Adjustments		Pro Forma Combined
Revenue	$11,690	$13,463	$—		$25,153
Cost of revenue	4,865	9,495	174	(n)	14,534

Gross profit	6,825	3,968	(174)		10,619

Research and development expense	3,919	2,882	(457	)(m,n,s)	6,344
Selling, general and administrative expense	6,170	2,819	328	(n)	9,317

Total operating expenses	10,089	5,701	(129)		15,661

Loss from operations	(3,264)	(1,733)	(45)		(5,042)
Interest expense, net	(2)	(142)	(25	)(o)	(169)
Other income, net	338	—	—		338

Loss before provision for (benefit from) income taxes	(2,928)	(1,875)	(70)		(4,873)
Provision for (benefit from) income taxes	(107)	26	—		(81)

Net loss	$(2,821)	$(1,901)	$(70)		$(4,792)

Net loss per share - basic and diluted	$(0.54)				$(0.55)

Weighted average number of shares used in per share calculations - basic and diluted	5,193				8,734

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial data.

GIGOPTIX, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(in thousands, except per share amounts)	GigOptix, Inc. Year ended December 31, 2008	Lumera Corporation Period from January 1, 2008 through December 9, 2008	Lumera Transaction Adjustments		Combined GigOptix- Lumera	ChipX, Inc. Year ended December 31, 2008	ChipX Transaction Adjustments		Pro Forma Combined
Revenue	$9,655	$4,826	$—		$14,481	$26,383	$—		$40,864
Cost of revenue	3,767	2,321	—		6,088	19,522	491	(n)	26,101

Gross profit	5,888	2,505	—		8,393	6,861	(491)		14,763

Research and development expense	4,369	2,295	71	(r)	6,735	5,667	(611	)(m,n,s)	11,791
Selling, general and administrative expense	8,131	8,974	(2,561	)(q)	14,544	6,748	438	(n)	21,730
Acquired in-process research and development	716	—	(397	)(p)	319	—	—		319

Total operating expenses	13,216	11,269	(2,887)		21,598	12,415	(173)		33,840

Loss from operations	(7,328)	(8,764)	2,887		(13,205)	(5,554)	(318)		(19,077)
Interest expense, net	(394)	(586)	—		(980)	(128)	(23	)(o)	(1,131)
Other expense, net	(116)	—	—		(116)	—	—		(116)

Loss before provision for (benefit from) income taxes	(7,838)	(9,350)	2,887		(14,301)	(5,682)	(341)		(20,324)
Provision for (benefit from) income taxes	(144)	—	—		(144)	14	—		(130)

Net loss	$(7,694)	$(9,350)	$2,887		$(14,157)	$(5,696)	$(341)		$(20,194)

Net loss per share - basic and diluted	$(5.78)				$(3.21)				$(2.54)

Weighted average number of shares used in per share calculations - basic and diluted	1,332				4,415				7,956

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial data.

GIGOPTIX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

1. Basis of Presentation

Acquisition of ChipX, Inc.

On November 9, 2009, GigOptix completed an acquisition of ChipX, Inc. (ChipX) (the ChipX Transaction), a privately-held fabless supplier of analog and mixed signal custom Application Specific Integrated Circuits (ASICs). Under the terms of the ChipX Transaction, ChipX stockholders received, in aggregate, 3,540,946 shares of GigOptix common stock. It is intended by GigOptix and ChipX that the ChipX Transaction shall be treated as a tax-free reorganization. Under the accounting guidance for business combinations, GigOptix has been identified as the accounting acquirer for the purpose of applying the acquisition method of accounting. The assets, including identifiable tangible and intangible assets, and liabilities of ChipX as of the effective time of the ChipX Transaction will be recorded at their respective fair values. The excess of purchase price over the net fair values of ChipX’s assets and liabilities will be recorded as goodwill. The results of operations of ChipX will be included in the results of operations of the Company, beginning on the effective date of the ChipX Transaction. Following the ChipX Transaction, the net income (loss) of the Company will reflect the effect of any additional indebtedness and purchase accounting adjustments.

The preliminary estimated purchase consideration for the ChipX Transaction was approximately $12.4 million, which consisted of the fair value of 3.5 million shares of GigOptix common stock issued to ChipX’s stockholders, was determined using a per share price of $3.50, which reflects the closing price of the Company’s common stock on November 9, 2009.

In contrast to the Lumera Transaction discussed below, the recently changed accounting guidance for business combinations requires the recognition of identifiable assets and assumed liabilities at their respective fair values, regardless of the value of the consideration issued. Though the ChipX Transaction closed on November 9, 2009, the estimated fair values of assets acquired and liabilities assumed which are used in the pro forma financial data below are estimated using the ChipX financial information as of September 30, 2009. New accounting guidance also requires the expensing of direct transaction costs incurred by the Company and no longer allows for the recognition of severance and other integration costs as part of the purchase accounting.

Based upon the preliminary valuation and other information currently available and subject to changes upon completion of the preliminary valuation, the allocation of the preliminary estimated purchase price, is as follows (in thousands):

Net tangible assets acquired:
Cash and cash equivalents	$3,136
Accounts receivable	1,502
Inventories	821
Prepaid expenses and other current assets	725
Property and equipment	791
Other assets	1,115
Total current liabilities	(6,509)
Total long-term liabilities	(2,253)

Net liabilities assumed	(672)
Customer relationships	2,627
Developed technology	1,161
Backlog	259
Trade name	577
Patents	93
Goodwill	8,348

Total preliminary estimated purchase price	$12,393

Acquisition of Lumera Corporation

On December 9, 2008, GigOptix LLC completed a merger with Lumera Corporation (the Lumera Transaction), a company established to develop, manufacture and market devices using proprietary polymer materials and formed GigOptix, Inc (the Company). The merger was intended to continue to extend GigOptix LLC’s commercialization strategy, product platform and sales and marketing channels, while leveraging Lumera’s proprietary polymer research and development expertise and modulator product platform to become an industry leader in the delivery of electronic engines for optically connected communications systems. As a result of the Lumera Transaction, existing securities holders of Lumera and GigOptix LLC each owned approximately 50% of the outstanding securities of the Company, including options and warrants. GigOptix LLC was the acquiring entity for purposes of applying the purchase method of accounting. As GigOptix LLC was the accounting acquirer; the historical financial statements of GigOptix LLC became the historical financial statements of the Company. The net assets, including identifiable intangible assets and liabilities of Lumera as of the effective time of the Lumera Transaction were recorded at their respective fair values. The results of operations of Lumera were combined with the results of operations of GigOptix LLC and were included in the results of operations of the Company, beginning December 10, 2008.

The purchase consideration for the Lumera Transaction was approximately $6.3 million, which includes direct acquisition costs incurred by the Company. Components of the total purchase consideration are as follows (in thousands):

Fair value of common stock issued	$5,179
Fair value of warrants issued	173
Direct acquisition costs	910

Total purchase consideration	$6,262

The fair value of common stock issued in connection with the Lumera Transaction was determined using a per share price of $1.72, which reflects GigOptix’ closing price on December 9, 2008, the date the Lumera Transaction was completed. The Company issued approximately 3.0 million shares of common stock to purchase Lumera Corporation. In connection with the Lumera Transaction, the Company also issued stock options to purchase 251,455 shares of common stock to replace the existing awards of the option holders of Lumera. The fair value of the options, calculated using a Black-Scholes option pricing model, was insignificant and hence was not reflected in the purchase price consideration. The Company also issued warrants to purchase 488,818 shares of common stock. The fair value of the warrants, calculated using a Black-Scholes option pricing model, was approximately $173,000.

The Lumera Transaction was accounted for using the purchase method of accounting. The purchase price was allocated based on the estimated fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Lumera Transaction. The estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was in excess of the purchase price, resulting in negative goodwill of approximately $4.4 million, which was allocated to the fair values of acquired long-lived tangible and intangible assets, including acquired in-process research and development, or IPR&D, on a pro-rata basis, resulting in a reduction of their recorded amounts. The total purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Net tangible assets acquired:
Cash and cash equivalents	$4,756
Accounts receivable	771
Prepaid expenses and other current assets	176
Restricted cash	700
Property and equipment	193
Other assets	46
Accounts payable	(592)
Other current liabilities	(562)

5,488
Intangible assets acquired:
Patents	377
Acquired in-process research and development	397

Total purchase consideration	$6,262

The fair value of the acquired patents was determined based on the market approach, known as the relief from royalty method. This method is based on the premise that the intangible asset owner would be willing to pay a reasonable royalty rate to license the patented technology. License rates are estimated from an analysis of market-derived data for licenses of comparable technology and based on the analysis, the assumed royalty rate calculated was 6%. The intangible patent asset acquired had an estimated economic life of approximately 5 years. The associated amortization expense is presented as a component of cost of revenue.

Acquired in-process research and development (IPR&D) relates to projects under development associated with electro-optic components, specifically optical modulators, which will be used in high-speed optical networking and optical transmission applications. The preliminary value assigned to acquire IPR&D was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased technology into commercially viable products, estimating resulting net cash flows from the projects when completed and discounting net cash flows to present value. The fair value of acquired IPR&D was determined using the income approach, which discounts expected cash flows to present value. At the date of Lumera Transaction, the projects under development were determined to be approximately 87% complete, with net cash flows from the projects expected to commence in 2008. In connection with the Lumera Transaction, $397,000 of acquired IPR&D was expensed in the year ended December 31, 2008.

2. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined balance sheet has been prepared as if the ChipX Transaction was completed on October 4, 2009, and reflects the following pro forma adjustments (in thousands):

a)	Adjustment to record the fair value of identified intangible assets, which include customer relationships, developed technology, backlog, trade name and patents, less any intangible assets ChipX had previously recorded as of September 30, 2009:

Customer relationships	$2,627
Developed technology	1,161
Backlog	259
Trade name	577
Patents	93

Total identifiable intangible assets	$4,717
Less: intangible assets per ChipX’s September 30, 2009 balance sheet	(193)

Pro forma adjustment to record intangible assets acquired	$4,524

b)	Adjustment to record ChipX inventories at fair value:

Estimated fair value of inventories	$821
Less: inventories per ChipX’s September 30, 2009 balance sheet	(702)

Pro forma adjustment to record inventories at fair value	$119

c)	Adjustment to record ChipX property and equipment at fair value:

Estimated fair value of property and equipment	$791
Less: Property and equipment per ChipX September 30, 2009 balance sheet	(365)

Pro forma adjustment to record property and equipment at fair value	$426

d)	Adjustment to record the fair value of the remaining obligation related to the deferred revenue

Estimated fair value of deferred revenue	(234)
Less: deferred revenue per ChipX’s September 30, 2009 balance sheet	473

Pro forma adjustment to record deferred revenue at fair value	$239

e)	Adjustment to record goodwill resulting from the ChipX Transaction:

Record goodwill resulting from the ChipX Transaction	$8,348
Eliminate goodwill per ChipX’s September 30, 2009 balance sheet	(31)

Pro forma adjustment to record goodwill	$8,317

f)	Adjustment to accrued liabilities:

Record direct acquisition costs to be incurred by GigOptix	$1,098
Record direct acquisition costs to be incurred by ChipX	786
Record accrued severance for ChipX employees	1,039

Pro forma adjustment to record accrued liabilities	$2,923

g)	Adjustment to eliminate ChipX stockholders’ notes receivable of $202.

h)	Adjustment to record the issuance of approximately 3.5 million shares of GigOptix common stock and additional paid-in-capital for the ChipX Transaction

Record common stock for the issuance of 3.5 million shares of GigOptix common stock related to the ChipX Transaction	$4

Record additional paid-in capital for the issuance of 3.5 million shares of GigOptix common stock related to the ChipX Transaction	$12,389
To eliminate additional paid-in capital per ChipX’ September 30, 2009 balance sheet	(202)

Pro forma adjustment to additional paid-in capital	$12,187

i)	Adjustment to eliminate ChipX redeemable convertible preferred stock of $60,795

j)	Adjustments to accumulated deficit to record ChipX Transaction costs to be incurred by GigOptix, accrued severance for ChipX employees and to eliminate the historical accumulated deficit of ChipX:

To eliminate ChipX historical accumulated deficit	$61,241
Record ChipX Transaction costs to be incurred by GigOptix	(1,098)
Record accrued severance for ChipX employees	(1,039)

Pro forma adjustment to accumulated deficit	$59,104

The accompanying unaudited pro forma condensed combined balance sheet has been prepared to reflect certain financing transactions that were completed by GigOptix and ChipX subsequent to the announcement of the ChipX Transaction and assumes such transactions occurred on October 4, 2009. Pro forma adjustments related to these financing transactions are as follows:

k)	Adjustment to record a warrant issued to Bridge Bank in connection with the extension of the term and maximum borrowing limit for the line of credit assumed by GigOptix and the extinguishment of the outstanding term loan on November 12, 2009. The warrant was recorded as a discount to the outstanding line of credit to record the line of credit at its fair value and this discount will be amortized over the term of this line of credit. The fair value of the warrant, estimated using a Black-Scholes option pricing model, was approximately $152 and is recorded as a reduction to the line of credit and an increase to additional paid-in-capital.

l)	Adjustment to record the extinguishment of a long-term loan of $1,216, replaced by the issuance of a line of credit in the same amount.

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and for the nine months ended October 4, 2009 assume both the Lumera Transaction and the ChipX Transaction and certain financing transactions, described above, occurred on January 1, 2008. These statements reflect the following pro forma adjustments:

m)	Adjustment to research and development expense for the year ended December 31, 2008 and the nine months ended October 4, 2009. As part of the ChipX Transaction, the Company renegotiated a software license with a vendor at a lower annual renewal rate. As a result, research and development expense was decreased by $702 and $526 for the year ended December 31, 2008 and for the nine months ended October 4, 2009, respectively.

n)	Adjustment to record amortization expense for identifiable intangible assets recorded in connection with the ChipX Transaction for the year ended December 31, 2008 and the nine months ended October 4, 2009. Identifiable intangible assets consist of customer relationships, existing technology, trade name, backlog and patents. Please refer to the table below for the fair value of the intangible assets, the estimated useful lives and pro forma adjustments detail:

Intangible asset	Fair Value	Estimated Useful Life (in years)	Year ended December 31, 2008	Nine months ended October 4, 2009
Developed technology	$1,161	5	$232	$174
Backlog	$259	1	259	—

Pro forma adjustment to cost of revenue			$491	$174

Customer relationships	$2,627	5	$525	$394
Trade name	$577	10	58	43
Less: ChipX historical amortization of customer relationships			(145)	(109)

Pro forma adjustment to selling, general and administrative expense			$438	$328

Patents	$93	16	$6	$5

Pro forma adjustment to research and development expense			$6	$5

o)	Adjustment to record additional interest expense due to higher interest rate on renegotiated Bridge Bank line of credit and amortization of the discount on the line of credit related to the warrants issued to Bridge Bank for the year ended December 31, 2008 and the nine months ended October 4, 2009.

	Year ended December 31, 2008	Nine months ended October 4, 2009
Additional interest expense	$1	$9
Amortization of discount related to the warrants issued to Bridge Bank	22	16

Pro forma adjustment to interest expense, net	$23	$25

p)	Adjustment to exclude acquired in-process research and development expense resulting from the Lumera Transaction of $397 for the year ended December 31, 2008 due to their non-recurring nature.

q)	Adjustment to exclude one-time direct acquisition costs incurred by Lumera of $2,561 for the year ended December 31, 2008 due to their non-recurring nature.

r)	Adjustment to record intangible amortization expense related to patents from the Lumera Transaction for the period from January 1, 2008 through December 9, 2008 of $71.

s)	Adjustment to record additional depreciation expense related to the property and equipment acquired from ChipX of $85 and $64 for the year ended December 31, 2008 and the nine months ended October 4, 2009, respectively.

Pro forma weighted-average number of shares and per share data were determined as follows for the year ended December 31, 2008 and for the nine months ended October 4, 2009:

Weighted average	Combined GigOptix-Lumera Year ended December 31, 2008	Pro Forma Combined Year ended December 31, 2008	Pro Forma Combined Nine months ended October 4, 2009
Shares of common stock outstanding per GigOptix’s historical statement of operations	1,332	1,332	5,193
Shares of common stock issued in connection with the Lumera Transaction	3,083	3,083	—
Shares of common stock issued in connection with the ChipX Transaction	—	3,541	3,541

Pro forma weighted average number of shares	4,415	7,956	8,734

Pro forma combined net loss	$(14,157)	$(20,194)	$(4,792)

Pro forma combined net loss per share - basic and diluted	$(3.21)	$(2.54)	$(0.55)